Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Cardinal Financial Corporation and subsidiaries:

We consent to incorporation by reference in the previously filed registration statement No. 333-106694 on Form S-8 of Cardinal Financial Corporation of our report dated June 19, 2003, relating to the statements of assets available for benefits (modified cash basis) of the Cardinal Financial Corp. 401(k) Plan as of December 31, 2002 and 2001, and the related statement of changes in assets available for benefits (modified cash basis) for the year ended December 31, 2002, which report is included in this annual report on Form 11-K/A.

/s/ KPMG LLP

McLean, Virginia
July 1, 2003